Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
VTV THERAPEUTICS INC.

vTv Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The certificate of incorporation of the Corporation as heretofore in effect is hereby amended by amending and restating Section 4.1 thereof to provide in its entirety as follows:

“4.1The total number of shares of all classes of stock that the Corporation shall have authority to issue is 350,000,000 shares, consisting of: (i) 300,000,000 shares of common stock, divided into (a) 200,000,000 shares of Class A common stock, with the par value of $0.01 per share (the “Class A Common Stock”) and (b) 100,000,000 shares of Class B common stock, with the par value of $0.01 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 50,000,000 shares of preferred stock, with the par value of $0.01 per share (the “Preferred Stock”).”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.